Exhibit 99.1

Gaiam Reports First Quarter Fiscal 2008 Results

•      Operating income grew 64%

•      EPS increased 29% to $0.09 per share

Broomfield, CO, May 12, 2008 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company providing a broad selection of information, media, products and services to customers who value personal development, wellness, ecological lifestyles, responsible media and conscious community, announced today results for its first quarter ended March 31, 2008.

Gaiam also announced that it will host a conference call today, May 12, 2008, at 2:30 p.m. MDT (4:30 p.m. EDT) to review the first quarter fiscal 2008 results.

Dial-in No.:    888-950-8038 (domestic) or 210-234-0014 (international)

Passcode:      GAIAM

Revenue for the first quarter ended March 31, 2008 increased 11.5% to $65.2 million from $58.5 million recorded in the same period last year. Revenue for Gaiam’s direct to consumer segment increased 13.8% to $38.8 million. Revenue for Gaiam’s business segment increased 8.2% to $26.4 million.

Gross profit increased to $41.0 million, or 62.9% of revenue, from $37.5 million, or 64.1% of revenue, in the comparable period last year. The change in gross margin reflects the company’s investment in the lower margin solar business.

Operating income for the first quarter of 2008 increased 64.1% to $2.7 million, or 4.1% of revenue, compared to $1.6 million, or 2.8% of revenue for the first quarter of 2007. The increase reflects Gaiam’s ability to leverage its infrastructure to deliver strong improvement in operating results, while continuing to invest in its community.

Interest income was $0.5 million for the first quarter of 2008 compared to $1.1 million during the first quarter of last year, reflecting Gaiam’s repurchase of 2.5 million shares of its common stock and the decline in average interest rates received on its cash investments from 5.18% as of March 31, 2007 to 2.37% at March 31, 2008.

Net income increased 26.3% to $2.2 million, compared to net income of $1.8 million for the first quarter a year ago. Earnings per share increased 28.6% to $0.09 per share from $0.07 per share in the first quarter of 2007. Depreciation and amortization for the first quarter of 2008 was $2.5 million.

During the first quarter, Gaiam increased its branded store-within-store presentations to over 7,100 retail doors, up from 6,000 at the end of the first quarter of 2007, and grew its number of overall retail doors to 71,000 as of March 2008.

“We are very pleased with our first quarter results, marked by sales and profit growth even after continued investment in our business,” commented Lynn Power, Gaiam’s President. “Our 2008 initiatives are performing well, including the initial expansion of our wellness media store-within-store and securing our new role as fitness category manager for certain retail partners including Target.  Given the soft consumer spending environment, our continued success during this period, including delivering revenues above budgeted level, is a testament to the priority consumers are placing on high quality, socially responsible content and brands.”

During the first quarter, Gaiam completed its strategy in international markets to change to licensing arrangements by disposing of the company’s ownership in its U.K. subsidiary. The transition from sales of products to licensing arrangements is expected to improve profitability, reduce complexity of operations, lower capital requirements and limit the impact of the weakness of U.S. currency. This change is expected to reduce reported international revenue by approximately $25.7 million, from $33.7 million recognized in 2007 to approximately $8 million in 2008. International license fees typically average between 20-25% of product revenues.

During the first quarter, Gaiam acquired SPRI Products, Carlson Solar, and the remaining 49.9% ownership in Conscious Enlightenment. The acquisition of SPRI expands Gaiam’s distribution into the professional fitness market and the acquisition of Carlson Solar extended the solar division’s geographic reach in Southern California. During the first quarter Gaiam also divested its non-LOHAS publications included as part of a previous acquisition.   These first quarter 2008 acquisitions, less the publication divestiture, represented approximately $12.5 million of net revenue.  Additionally, all companies acquired during 2007, if acquired as of January 1, 2007, would increase Gaiam reported 2007 revenues on a pro forma basis by approximately $10.9 million.

Including conversion of international product sales to licensing agreements, acquisitions and divestitures, Gaiam expects its revenues for 2008 including anticipated strong internal growth, to be approximately $300 million, up from $262.9 million reported in 2007.

“Since the beginning of the year we have delivered on several fronts in positioning Gaiam for continued earnings growth, while reporting strong operating results,” said Jirka Rysavy, Gaiam CEO. At the end of the quarter, even after recent acquisitions and investments and before the $20 million repayment from our solar operation, our cash position remained strong at $48 million and no debt.  Additionally, we have capitalized on our solar strategy unlocking additional shareholder value.”

Last week, Gaiam’s solar subsidiary, Real Goods Solar, Inc. priced its $55 million initial public offering of Class A common stock.  Approximately $20 million of the net proceeds will be repaid to Gaiam for loans provided to the Real Goods Solar business. In the offering, Real Goods Solar sold 5.5 million shares at $10 per share.  Post-offering, Gaiam owns 10 million shares or approximately 65% of Real Goods and in excess of 80% of Real Goods’ voting power.

A replay of the call will begin approximately one hour after the end of the call and will continue until 5:00 p.m. EDT on May 26, 2008.

                Replay number:  888-662-6639

For more information about Gaiam, please visit www.gaiam.com, or call 1-800-869-3603.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contact:	John Mills
Senior Managing Director
ICR, Inc.
310-954-1105
jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31, 2008		March 31, 2007

Net revenue	$65,173	100.0%	$58,458	100.0%

Cost of goods sold	24,195	37.1%	20,982	35.9%

Gross profit	40,978	62.9%	37,476	64.1%

Operating expenses	38,312	58.8%	35,851	61.3%

Income from operations	2,666	4.1%	1,625	2.8%

Other income	469	0.7%	1,203	2.0%

Income before income taxes	3,135	4.8%	2,828	4.8%

Income tax expense	1,238	1.9%	1,117	1.9%

Minority interest in net loss of consolidated subsidiaries	316	0.5%	41	0.1%

Net income	$2,213	3.4%	$1,752	3.0%

Shares outstanding:
Basic	25,084		25,651
Diluted	25,352		25,813

Income per share:
Basic	$0.09		$0.07
Diluted	$0.09		$0.07

GAIAM, INC.

CONSOLIDATED BALANCE SHEETS

 (In thousands, except share information)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$48,151	$66,258
Accounts receivable, net	27,331	30,157
Inventory, net	30,415	29,839
Deferred advertising costs	3,501	3,602
Deferred tax assets	5,282	6,005
Other current assets	5,963	5,205
Total current assets	120,643	141,066

Property and equipment, net	9,572	9,509
Media library, net	37,300	37,566
Deferred tax assets, net	2,958	4,057
Goodwill and other intangibles, net	50,992	44,410
Notes receivable and other assets	8,348	4,104
Total assets	$229,813	$240,712

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$14,959	$23,620
Accrued liabilities	8,436	10,631
Total current liabilities	23,395	34,251

Minority interest	1,484	6,073

Commitments and contingencies

Shareholders’ equity:	2,958
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 19,651,010 and 19,553,631 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	2	2
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at March 31, 2008 and December 31, 2007	1	1
Additional paid-in capital	177,277	174,046
Accumulated other comprehensive income	93	991
Retained earnings	27,561	25,348
Total shareholders’ equity	204,934	200,388
Total liabilities and shareholders’ equity	$229,813	$240,712